ORIGINAL

RadioShack. CORPORATION

VENDOR AGREEMENT

This Vendor Agreement ("Agreement") is made as of July 12, 2007 (the "Effective Date") by and among RadioShack Corporation, a Delaware corporation, with offices at 300 RadioShack Circle, MS EF4-300, Fort Worth, Texas 76102-1964, RadioShack Global Sourcing Limited Partnership, a Nevada limited partnership ("RSGS" and, together with RadioShack Corporation, "RadioShack"), and QMotions, Inc., a California corporation, with offices at 525 Technology Ct., Riverside, CA 92507.

WHEREAS, RadioShack operates a chain of retail company-owned stores and has a network of dealer/franchise outlets in the United States, the United States Virgin Islands, Puerto Rico, and other locations throughout the world, and transacts electronic retailing on RadioShack's Internet website, marketing consumer electronics products;

WHEREAS, Vendor manufactures and/or sells consumer electronics products or other products that RadioShack desires to market; and

WHEREAS, RadioShack and Vendor desire for RadioShack to market such products through RadioShack's various sales channels, according to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. DEFINITIONS.

1.1 "Affiliate" means any corporation, entity or person controlling, controlled by, or under common control with a party.

1.2 "Customer" means the end user of a Product.

1.3 "FOB" means "Free on Board," in which the Vendor pays the shipping costs, insurance costs, customs, duties and other related costs to the specified destination, at which point RadioShack takes responsibility.

1.4 "Product List" means a list of Vendor's products that contains a description and the prices of such products.

1.5 "Products" means any products sourced in any way from Vendor, including through an Affiliate of Vendor or indirectly through a third party reseller, as well as any products set forth in a Purchase Order.

1.6 "Program Letter" means a letter or other agreement, signed by Vendor and RadioShack, that sets forth the business terms and conditions for a Vendor program with respect to one or more particular Products. The Program Letter may include, among other things, any market development or similar funds, special payment terms, special returns or warranty terms, stock balancing, volume rebates, new store allowances, and/or special pricing terms with respect to the Products described in the Program Letter. The Program Letter shall be considered an addendum to this Agreement, and in the event of a conflict regarding the business terms of any Program Letter and this Agreement, the Program Letter shall control.

1.7 "Purchase Order" means an order for Products placed by RadioShack (or an Affiliate of RadioShack) with Vendor pursuant to Section 3.2.

1.8 "RFID" means Radio Frequency Identification.

1.9 "Shipping Window" means the window in which Products must be shipped, which window shall be four (4) days prior to and zero (0) days following the shipping date specified on a Purchase Order.

2. PRODUCT TERMS.

2.1 Purchase and Sale. During the term of this Agreement, Vendor shall sell the Products to RadioShack. RadioShack shall purchase and accept from Vendor the quantities of the Products that RadioShack may order pursuant to the terms of this Agreement. Notwithstanding the foregoing and except as otherwise provided in other agreements between Vendor and RadioShack, if any, Vendor shall not be the exclusive seller of the Products to RadioShack, and nothing herein shall require RadioShack to purchase any minimum amount of Products from Vendor. RadioShack shall be entitled to resell the Products pursuant to any of the business operations of RadioShack or any Affiliate of RadioShack, including, but not limited to, RadioShack's chain of stores and dealer/franchise outlets and on RadioShack's Internet website.

2.2 Standards for Products. The Products delivered by Vendor pursuant to this Agreement shall be in compliance with general industry standards, the written Product specifications agreed to by the parties (the "Product Specifications"), the terms of this Agreement, and such other additional Product Specifications as are from time to time established by Vendor and mutually agreed upon in writing by Vendor and RadioShack (collectively, the "Product Standards"). If the parties mutually agree to change the Product Specifications for any Product, and the change affects Vendor's costs to supply the Product, the parties shall determine a revised cost for the Product by mutual agreement.

2.3 Discontinuations. In the event that Vendor determines to discontinue any product currently on the Product List, Vendor shall notify RadioShack as far in advance as possible of such discontinuation, but in no event less than ninety (90) days prior to such discontinuation.

2.4 Packaging. Vendor shall deliver all Products set forth in a Purchase Order with the packaging agreed to by the parties.

2.5 Samples. Vendor agrees to provide at no charge six (6) samples of each Product to RadioShack for evaluation and/or support purposes. RadioShack may dispose of all samples in its sole discretion and without any obligation to return the samples to Vendor or to compensate Vendor in any way for the samples.

2.6 Prices; Price Protection.

2.6.1 RadioShack shall pay Vendor for the Products delivered pursuant to this Agreement at the lowest of the prices set forth in (i) the Product List, (ii) the applicable Purchase Order or (iii) Vendor's invoice for the Products. No Purchase Order shall be filled at a price higher than set forth in the Purchase Order unless authorized in writing by an authorized representative of RadioShack. No late charges, penalties, interest

charges, or other fees, costs or expenses shall be added to the invoiced cost of the Products. Vendor shall notify RadioShack in writing at least sixty (60) days prior to any proposed increase in the price of any Product.

2.6.2 Vendor represents and warrants that the prices set forth in any Purchase Order will be no greater than the lowest prices charged by Vendor to any customer purchasing such Products in similar quantities under like circumstances during the term of this Agreement. If the price of any Product decreases after delivery of any Purchase Order, Vendor shall promptly notify RadioShack of such price decrease, and RadioShack shall receive a credit in an amount equal to the amount of such price decrease multiplied by the number of items of such Products in RadioShack's inventory (including, but not limited to, in-store inventory) and the number of items of such Products ordered (or in transit but not yet received at RadioShack's destination distribution center) at the time of the price decrease. With respect to Purchase Orders made on or after the date of any such price decrease, RadioShack shall pay such lower price as then in effect for such Products.

2.7 Other Charges; Taxes.

2.7.1 Unless otherwise specifically provided in a Purchase Order, RadioShack shall pay no extra charges, including, but not limited to, charges for prepacks, cartons, handling, drop shipments, insurance, cartage or minimum purchases or because of any taxes or excises levied on processors, manufacturers, wholesalers or otherwise.

2.7.2 Any sales taxes, gross receipt taxes, or similar taxes assessed against Vendor pursuant to this Agreement shall be the sole responsibility and liability of Vendor, and in no event shall RadioShack be liable or responsible for any such taxes.

2.7.3 Upon written request by Vendor, RadioShack will furnish applicable sales or use tax exemption certificates.

2.8 RadioShack to Set Prices. RadioShack, in its sole discretion, shall set the actual prices at which Products will be sold to Customers.

2.9 RadioShack Vendor Guide.

2.9.1 Vendor acknowledges that it has (i) read and completed in its entirety the RadioShack Vendor Guide (as updated and modified from time to time by RadioShack, the "Guide") and (ii) received a copy of and read RadioShack's Regulatory Compliance Policy (as updated and modified from time to time by RadioShack, the "Regulatory Compliance Policy").

2.9.2 If Vendor will be distributing to RadioShack Products that will not carry the RadioShack brand name, Vendor shall provide RadioShack with a Regulatory Product Questionnaire ("RPQ"), which is Exhibit A of the Guide, for each such non-RadioShack branded Product. Vendor represents and warrants that all information provided to RadioShack in the RPQ is true and accurate. RadioShack may from time to time update and modify the requirements set forth in the RPQ.

2.9.3 Vendor shall comply with all of the terms and obligations set forth in the Guide and the RPQ (as applicable). Vendor shall also comply with all of the terms and obligations set forth in the Regulatory Compliance Policy, except to the extent that

applicable laws and regulations supercede requirements in the Regulatory Compliance Policy. In the event of a conflict between the terms of the Guide, the RPQ, and this Agreement, the terms of this Agreement shall govern.

2.10 Inspections. Upon at least two (2) days prior written notice, RadioShack shall be entitled to make inspections of Vendor's facilities from time to time, during normal business hours of Vendor to validate compliance with the terms of the Guide, the RPQ, and this Agreement.

2.11 Product Information. Upon request by RadioShack from time to time, Vendor shall provide RadioShack with certain specified general information about the Products (the "Product Information"), with such Product Information to include, but not be limited to, the owner's manual for such Product, as well as information such as dimensions, uses, duration, and colors. Unless RadioShack requests otherwise, Vendor shall provide such Product Information to RadioShack electronically in the form of a template to be provided by RadioShack to the Vendor. RadioShack shall be permitted to use such Product Information in connection with its advertising materials and Internet website. Vendor shall use commercially reasonable efforts to provide all Product Information and Product packaging in English and Spanish.

2.12 In-Store Signage. Vendor shall not be permitted to install or otherwise display signage or in-store displays in any store or retail location of RadioShack or its Affiliates without the prior written consent of RadioShack. RadioShack, in its sole discretion, shall determine whether any displays and/or signage provided to RadioShack by Vendor will be used or installed. RadioShack may, in its sole discretion, use or otherwise dispose of any displays or signage delivered directly to the store, without instruction or approval from Vendor. Vendor acknowledges and agrees that RadioShack shall, in its sole discretion, determine all aspects of any displays or signage including, without limitation, the location, the size, the design, color scheme thereof. Vendor shall comply with any RadioShack requirements for such displays or signage at Vendor's sole cost.

3. ORDERING AND PAYMENT.

3.1 Forecasts. On a monthly basis, RadioShack may in its discretion provide Vendor with a confidential, non-binding, six month rolling forecast of RadioShack's expected demand for Products. To the extent requested by RadioShack, Vendor shall comply with the Collaborative Planning, Forecasting and Replenishment ("CPFR") Standards set forth in the Guide and as set forth in Exhibit A.

3.2 Purchase Orders.

3.2.1 RadioShack, from time to time, shall order Products from Vendor by placing a Purchase Order with Vendor. The Purchase Order shall specify the terms of the purchase and the requested ship date for the Products specified in the Purchase Order.

3.2.2 Acceptance by Vendor of the Purchase Order shall be limited to the terms and conditions contained in this Agreement and the Purchase Order unless otherwise specifically agreed to in writing by an authorized representative of RadioShack. Any provisions in Vendor's invoices, billing statements, acknowledgment forms or similar documents shall be of no force or effect unless specifically agreed to in writing by an

authorized representative of RadioShack. Any statement purporting to make Vendor's acceptance conditional on RadioShack's assent to additional or different terms is hereby rejected and shall be of no effect.

3.2.3 A Purchase Order shall be deemed to be accepted by Vendor unless Vendor provides written notice to RadioShack within five (5) business days of the date of the Purchase Order that Vendor has rejected the Purchase Order.

3.2.4 In addition to any other rights provided by law or this Agreement, RadioShack may, at any time, without cause or penalty, cancel all or part of any unshipped portion of a Purchase Order or modify the delivery date with respect to any unshipped Products in such Purchase Order, upon notice to Vendor at least fifteen (15) days prior to the scheduled delivery of such Product.

3.2.5 In addition to any other rights provided by law or this Agreement, RadioShack may modify all or any part of a Purchase Order prior to shipment, including modifications that add or delete Products specified in such Purchase Order. If RadioShack modifies any such Purchase Order, the price of the Products modified in such Purchase Order and any resulting alteration in the delivery schedule(s) may be adjusted as reasonably agreed by the parties hereto; provided, however, that all such changes to prices and/or delivery schedules must be approved in writing by RadioShack.

3.2.6 The terms and conditions of each Purchase Order shall be governed by this Agreement. In the event of a conflict between the terms of any Purchase Order and the terms of this Agreement, the terms of this Agreement shall govern and control.

3.3 Maintenance of Records; Audit.

3.3.1 Vendor and RadioShack will maintain proper books and records so as to allow for the verification of amounts paid or owed to the other party. Upon at least thirty (30) days prior written notice, either Vendor or RadioShack will have the right to audit and analyze the other party's records as they relate to payments due to a party hereunder and to ensure compliance with this Agreement for the thirty (30) month period immediately preceding the commencement of the date of the audit. Unless agreed to otherwise in writing, such audit will be conducted during the usual business hours and at the place of business of the party being audited. Vendor and RadioShack will have the right to audit the other party's applicable and relevant records no more than twice every twelve (12) months. The audited books and records as well as the results of any such audit will be considered Confidential Information as set forth in this Agreement; provided, however, nothing in this Section 3.3 will be construed to preclude the use of such materials in the course of litigation if necessary. The party conducting the audit will bear the costs and expenses of the audit. Any statements, reports or payments issued by a party will be binding unless the party to whom the statement is issued objects to such statement within one hundred eighty (180) days from the date such statement, report, or payment is issued.

3.3.2 Upon written request from RadioShack, Vendor shall promptly (a) identify the existence of any intellectual property license agreement applicable to the Products ("Applicable IP Agreements"); (b) provide evidence to RadioShack that Vendor has paid all royalties under Applicable IP Agreements for Products supplied by Vendor, including, at RadioShack's discretion, either copies of royalty reports and payment information

showing that royalties have been paid or written confirmation from licensors that royalties have been paid on Products sold to RadioShack. Vendor will maintain proper books and records so as to allow for the verification of amounts paid or owed to licensors in accordance with the Applicable IP Agreements.

3.4 Invoicing. Vendor shall render separate invoices for each shipment under each Purchase Order. Each shipment shall contain a packing slip showing the Purchase Order number, number of cartons and quantity in each carton.

3.5 Payment. Payment for accepted Purchase Orders shall be due from RadioShack net ninety (90) days. RadioShack shall receive a discount of two percent (2%) for all payments sent net sixty (60) days. The time period applicable to any payment or discounts shall begin upon the later of the invoice date or the date of receipt by RadioShack of the Products specified in the Purchase Order; provided, however, that, in the event of early shipment of Products and receipt by RadioShack prior to the opening of Shipping Window, the time period applicable to payment shall be extended by an additional thirty (30) days. Payment from Vendor shall be due net sixty (60) days from the date of invoice by RadioShack in those situations where credit memos and discounts taken by RadioShack exceed the amount of any outstanding invoices from Vendor.

3.6 Xign Business Settlement Network (XBSN). Unless RadioShack elects otherwise in writing, RadioShack and Vendor shall transact business by means of the Xign Business Settlement Network ("XBSN"). Under the XBSN, data will be transmitted by the parties using the transaction sets and standards set forth in Exhibit C. Each party shall be responsible for its XBSN-related costs, including any costs related to use of a third-party service provider. Each party shall employ commercially reasonable security procedures. Properly addressed and transmitted data, and data stored after transmission, shall be deemed to be an "original" when printed from electronic files maintained in the normal course of business between the parties, and shall be admissible to the same extent as paper business records. For Vendors using the XBSN, all Purchase Orders, Purchase Orders corrections, Purchase Orders acknowledgments, advance shipping notifications, and invoices shall be communicated via the XBSN.

3.7 Electronic Payment. RadioShack may elect to pay for all Products received by electronic means, including by electronic funds transfer (collectively, "EFT"). Vendor shall provide RadioShack and XBSN (unless Vendor is not using the XBSN) with such information as RadioShack or XBSN may reasonably request in connection therewith. Vendor shall credit RadioShack or, if applicable, XBSN for the amount received by Vendor's bank as of the date Vendor's bank received the funds via EFT. Separate remittance advice is not a warranty that funds were transferred or that payment will be made or accepted by Vendor's bank on any certain date. Payment shall be deemed to be timely if the funds transfer is completed within three (3) business days from any applicable due date. However, both parties recognize and agree that some circumstances may warrant payment by check or other means. RadioShack may pay by means other than EFT if, in RadioShack's sole discretion, payment by such means is warranted. For Vendors using the XBSN, RadioShack will pay for all Products received by electronic means, including by EFT.

3.8 Coupons and Rebates. Any coupon issued by Vendor or the manufacturer in connection with the retail sale of any Product shall be accurate and complete in all material respects; shall comply with all applicable laws; shall comply with all applicable standards of the Uniform Product Code Council; and shall include an accurate and complete Universal Product Code ("UPC") including a coupon code designator and a value code designator. RadioShack shall be promptly compensated by Vendor for any amounts incurred by RadioShack with respect to such

coupon, in accordance with the terms of such coupon. With respect to rebates on the Products, unless RadioShack elects otherwise, Vendor will use RadioShack's fulfillment house to process such rebates.

3.9 Reports. No later than fifteen (15) days after the end of each month, Vendor shall provide RadioShack with such reports as RadioShack may reasonably request in a format agreed on by the parties.

4. SHIPMENT.

4.1 Shipment.

4.1.1 Unless otherwise specified in the Purchase Order, ordered Products shall be shipped within the Shipping Window FOB Vendor's dock (for shipments originating in the United States), or FOB specified port (for shipments originating elsewhere), to the location specified in the Purchase Order for receipt by RadioShack, in accordance with the terms of the Guide, the Regulatory Compliance Policy and the RPQ (as applicable). Unless otherwise specified in the Purchase Order, the party responsible for freight with respect to a shipment shall also be responsible for insuring such shipment.

4.1.2 Unless otherwise specified in the Purchase Order, title and risk of loss to the Products shall pass to RadioShack upon acceptance by RadioShack at the location specified in the Purchase Order. Vendor shall identify all Products shipped by reference to the Purchase Order. Vendor shall ship all Products in accordance with the shipping instructions contained in each Purchase Order.

4.1.3 If Vendor is responsible for shipping, any shipment with visible damage may, at RadioShack's option, be refused, and Vendor shall be responsible for freight charges on such refused shipment both to and from RadioShack.

4.1.4 If RadioShack discovers any concealed shortage or damage of Products from the number shown on the packing slip, Vendor shall be notified in writing and the shorted Product shall be deducted from the applicable invoice or credited against subsequent amounts due immediately upon discovery. RadioShack, in its sole discretion, may determine not to accept proof of delivery based solely on weight and may also consider carton count and pallet count with respect to such proof of delivery.

4.2 Minimization of Shipping Expenses. Products shipped by freight or express will be packed, marked, and described to obtain the lowest rate possible under freight or express classifications, except when otherwise specified by RadioShack in the Purchase Order, and increased charges due to failure to do so shall be charged to Vendor. Any detention, storage or delayed transportation charges levied against RadioShack by reason of the actions or omissions of Vendor, its agents, employees, contractors or carriers shall, at RadioShack's option, be deducted from invoices or billed back to Vendor.

4.3 Delivery and Acceptance of Items. All Products shall be subject to RadioShack's inspection at RadioShack's receiving location. Notwithstanding the foregoing, RadioShack shall be under no duty to inspect Products prior to resale, and neither retention nor resale of such Products shall be construed to constitute an acceptance of goods not in compliance with the requirements of a Purchase Order. Subject to Section 6.1, Vendor shall remain liable for all

damaged or nonconforming merchandise until the earlier of the inspection and acceptance thereof by RadioShack of the merchandise or sixty (60) days from the receipt date of the merchandise by RadioShack. Vendor hereby waives the provisions of UCC 2-602 to the extent it would conflict with the time frames set forth herein.

4.4 RFID. RadioShack may require Vendor to utilize RFID with respect to the identification of pallets or containers. In such event, RadioShack shall provide Vendor at least one hundred twenty (120) days prior notice of such requirement.

5. REMEDIES AND RETURNS.

5.1 Notification of Failure to Fulfill Purchase Order. If Vendor is unable to fulfill the terms of a Purchase Order, including, but not limited to, the delivery date, Vendor shall promptly notify RadioShack, but in no event shall such notification be later than thirty (30) days prior to the originally scheduled delivery date.

5.2 Product Unavailability. Vendor shall not substitute any Product on any Purchase Order for any reason, without the prior written consent of RadioShack (which may be withheld in RadioShack's sole discretion). If a Product is no longer available, RadioShack may, in its sole discretion, either modify or cancel such Purchase Order, without charge to RadioShack. If RadioShack does not modify or cancel such Purchase Order within thirty (30) days of notification by Vendor pursuant to Section 5.1 of such Product unavailability, the Purchase Order shall be deemed canceled, without charge to RadioShack.

5.3 Remedies of RadioShack. In addition to any other remedies available to RadioShack under this Agreement or applicable law, RadioShack may elect from any of the following remedies, as applicable:

5.3.1 If RadioShack purchases a product equivalent from a third party because of Vendor's failure to fulfill the terms of any Purchase Order as set forth in therein, RadioShack shall have the right to terminate all or a portion of the Product delivery in question without charge to RadioShack.

5.3.2 If Vendor ships to RadioShack and invoices RadioShack for any product not specifically listed on an original or modified Purchase Order, RadioShack, in its sole discretion, may return such product to Vendor, uninsured and freight collect, and take a credit in the amount specified on Exhibit E attached hereto to compensate RadioShack for its handling and return of the product to Vendor. RadioShack shall be entitled to offset such credit against any other amounts otherwise owed to Vendor.

5.3.3 If Vendor breaches or fails to comply with the terms of a Purchase Order or this Agreement (including, but not limited to, late deliveries, early deliveries, incomplete orders (short shipments), overages, failure to meet Product Specifications, failure to meet packaging and shipping requirements or failure to meet freight delivery requirements), RadioShack may, at its option: (i) reject and return all or a portion of such Products, uninsured and with freight at Vendor's expense, and take an additional credit in the amount specified on Exhibit E attached hereto to compensate RadioShack for its handling and return of the Product to Vendor (which credit Vendor agrees may be offset by RadioShack against other amounts owed to Vendor); (ii) accept all or a portion of any such Products and deduct from the payment therefor a credit equal to the amount

specified on Exhibit E attached hereto to compensate RadioShack for expenses incurred in connection with such noncompliance; or (iii) hold such Products at Vendor's risk and expense pending payment by Vendor (including by means of right of offset or deduction by RadioShack) of the actual costs of transportation, shipping, unpacking, examining, repacking, reshipping, and other similar expenses with respect to any such Products. Vendor may not refuse any return made pursuant to this Section 5.3.3 and shall be liable for all damages, charges, costs, expenses and consequential damages resulting from or arising out of noncompliance including, without limitation, shipping costs for delivery of items or replacement goods to RadioShack's retail purchasers.

5.3.4 RadioShack may, at its option, reject all or part of any Products that (i) are defective in materials or workmanship, (ii) differ in any way from Product Specifications or warranties herein contained or implied by law, (iii) are returned by any Customer due to Customer's dissatisfaction with the Product, or (iv) do not have affixed to the outside of each Product's package or container a Computer Technology Industry Association-approved UPC or bar code, and Vendor shall have no right thereafter to cure such defects or failure to conform. At its option, RadioShack may return rejected goods for full cash credit against the purchase price or hold goods at Vendor's risk and expense, and may in any event charge Vendor with cost of transportation, shipping, unpacking, examining, repacking, reshipping, completing legal requirements, and other similar expenses. Vendor may not resell or liquidate returned Products bearing any mark owned by RadioShack or its Affiliates without removing all such marks from the Products. RadioShack shall use reasonable care in determining that the returned Product is substantially complete and that it includes the principal items and accessories normally included with that Product.

5.3.5 If RadioShack receives an order with shortages, RadioShack shall have thirty (30) days to notify Vendor of such short shipment. Vendor shall be responsible to complete the shipment at no cost to RadioShack within fifteen (15) days of notification of such shortage. RadioShack shall be entitled, in its sole discretion, to withhold payment to Vendor for the short-shipped Products.

5.3.6 If Vendor fails to timely notify RadioShack of Product discontinuation as required by Section 2.3, RadioShack, in its sole discretion, may return such Product to Vendor, freight collect, and take a credit in the amount specified on Exhibit E attached hereto to compensate RadioShack for its handling and return of the Product to Vendor. RadioShack shall be entitled to offset such credit against any other amounts otherwise owed to Vendor.

5.3.7 If Vendor fails to comply with the provisions of Section 2.12 hereof, RadioShack, in its sole discretion, may remove such signage or in-store display, and invoice Vendor for all costs incurred in such removal, plus twenty percent (20%) of such costs to reimburse RadioShack's costs in handling such removal. RadioShack shall be entitled to offset such credit against any other amounts otherwise owed to Vendor.

5.4 Returned Products. Vendor may not refuse any return made pursuant to this Article 5 and shall be liable for all damages, charges, costs, expenses and consequential damages resulting from or arising out of such refusal, including, but not limited to, freight return charges. In the event RadioShack shall have made payments to Vendor for goods so returned, Vendor shall promptly refund such payments to RadioShack.

5.5 Non-Performance Discounts. In addition to any other remedies available to RadioShack under this Agreement, including, but not limited to, Section 5.3 hereof, or applicable law, RadioShack may, in its sole discretion, take an additional discount for Vendor's non-compliance with the terms of this Agreement or a Purchase Order ("Non-Performance Discount"). RadioShack may assess Non-Performance Discounts for Vendor's failure to meet RadioShack's specified performance criteria in any of the following areas: on-time delivery of Products ordered (other than in the occurrence of events constituting force majeure), over-shipment or short delivery of Products ordered, Product Specifications, packaging and shipping requirements, Product labeling requirements, and freight delivery requirements. Non-Performance Discounts are set forth in Exhibit E and are cumulative meaning that the appropriate Non-Performance Discount may be taken for each failure to comply with the terms of a Purchase Order (*e.g.*, late delivery, short shipment, and packaging errors with respect to the provision of Products under one Purchase Order are each subject to separate Non-Performance Discounts). RadioShack may deduct any Non-Performance Discounts assessed from merchandise invoices at the time of payment or offset such Non-Performance Discounts from amounts otherwise owed to Vendor.

5.6 Disputes. All Vendor disputes concerning Products and remedies taken with respect thereto including without limitation any Non-Performance Discounts claimed by RadioShack pursuant to this Agreement must be submitted by Vendor in writing to RadioShack's Vendor compliance department (or such other address provided by RadioShack to Vendor from time to time) within thirty (30) days after the date on which Vendor received written notice of the remedy taken by RadioShack. Vendor waives any right that it may have to dispute the existence or amount of any such remedy if Vendor fails to give such written notice to RadioShack within the prescribed time period.

5.7 Product Stock Balancing. RadioShack may, in its sole discretion, return to Vendor, at no charge and for full credit against future invoices, up to fifteen percent (15%) of the aggregate dollar volume of RadioShack's purchases of Products from Vendor, in RadioShack's standard Distribution Center stocking quantities for those Products, which credit Vendor agrees may be offset by RadioShack against other amounts owed to Vendor or, in the event that no Vendor invoices exist against which to offset the credit, Vendor shall promptly pay RadioShack in immediately available funds for the Product stock balancing return. RadioShack may also return, for credit or refund at RadioShack's sole discretion, all remaining Products previously purchased from Vendor and then held by RadioShack in inventory contemporaneously with RadioShack's payment to Vendor of a restocking charge equal to three percent (3%) of the then-current price. Products ordered in support of any Vendor-sponsored marketing programs (*e.g.*, end caps programs), Vendor recalls and epidemic failures (*i.e.*, failures in excess of 5% of aggregate Product purchased by RadioShack) shall be excluded from the limitation set out in the first sentence of this Section 5.7.

6. PRODUCT WARRANTIES, INDEMNIFICATION, AND INSURANCE.

6.1 Product Warranties. In addition to any express warranty or guarantees made by Vendor, Vendor represents and warrants that Products delivered under this Agreement shall (i) be free from any defects in design, materials and workmanship; (ii) be merchantable at the time of delivery to RadioShack and at the time of use by RadioShack's Customers and be fit and safe for sale and any use by RadioShack or its Customers for which such Products are ordinarily intended and any particular intended use of which Vendor or its agents should have knowledge or have knowledge; (iii) meet the Product Standards for each Product and conform

to any specifications, drawings, samples or other descriptions previously established by Vendor; and (iv) be licensed for the use of all necessary third party intellectual property rights including, but not limited to, licensing in accordance with all Applicable IP Agreements, including the Vendor paying all royalties in accordance with the Applicable IP Agreements for the supplied Products. Vendor agrees to promptly notify RadioShack of any termination of an Applicable IP Agreement or any failure to make royalty payments under any Applicable IP Agreement for any Product. RadioShack shall have the right to inspect and reject in writing, any Product shipment on the grounds that it does not comply with the foregoing. Vendor shall credit RadioShack for all costs incurred by RadioShack and directly related to any properly rejected Product, plus any shipping expenses to return the Products to Vendor. Acceptance by RadioShack of the Product(s) pursuant to this Article 6 shall not in any way affect RadioShack's rights under the warranty provisions of this Agreement.

6.2 Customer Warranty and Registration Information. All Products shall have a Customer warranty of not less than ninety (90) days provided by Vendor or the manufacturer of the Products, with such warranty to be in a form reasonably satisfactory to RadioShack. Upon request by RadioShack, Vendor shall provide a copy of such warranty to RadioShack. Vendor hereby consents to the assignment by RadioShack and each of RadioShack's resellers to their respective Customers of all Vendor and manufacturer warranties and rights to Vendor support with respect to the Products, effective as of the date of each Customer's purchase of Product(s).

6.3 Product Labeling and Descriptions; No Infringement.

6.3.1 Vendor hereby represents and warrants that (i) no Product will be labeled with "Made in U.S.A.," "Made in America," or any similar language unless such Product and every component and part of such Product are 100% made in the United States of America, as contemplated by applicable laws; (ii) Vendor's descriptions of the Products shall be true, accurate, and not misleading; (iii) the Products, along with all other products of Vendor previously sold by Vendor to RadioShack, including the offer for sale, sale, importation, use, maintenance or distribution of such Products and products do not and will not, and Vendor will not, in connection with its performance under this Agreement, infringe (directly or indirectly), misappropriate, or violate any patent, trademark, trade name, service mark, trade secret, mask work, copyright, design, publicity, privacy or any other proprietary right of a third party, and are not defamatory or obscene; (iv) the Products and any related materials (including, but not limited to, instruction manuals, booklets, and other written information) will not contain any labeling or other markings containing any of the names listed on the attached Exhibit F or any name which includes said listed names or is confusingly similar to said listed names; (v) the Products are new and do not consist of previously returned or opened products, and none of the Products are repaired, reconditioned, second-hand or refurbished products or contain repaired, reconditioned, second-hand or refurbished parts; and (vi) Vendor has the right to sell the Products to RadioShack, and had the right to sell all products of Vendor previously sold by Vendor to RadioShack, and has the right to disclose or use, without liability to others, all subject matter, including ideas, inventions, creations, works, processes, designs and methods that Vendor will disclose or use in performance of this Agreement.

6.3.2 If the use or sale by RadioShack of any Product is enjoined, or in RadioShack's opinion is likely to be enjoined, at RadioShack's request and option, and without prejudice to RadioShack's rights and remedies, Vendor at its expense will (i) procure a license for RadioShack and its Customers to continue to use and sell such

Product; or (ii) modify the allegedly infringing Product to avoid the infringement, with such avoidance supported by the agreement of the intellectual property owner or opinion of competent counsel obtained at Vendor's expense, without materially impairing performance or compliance with the Product Specifications.

6.4 Compliance with Laws. Vendor shall comply with all laws, rules and regulations of the United States, individual states and localities, as well as with all foreign laws applicable to the Products. Vendor represents and warrants that all Products are designed, manufactured, packaged, labeled, tagged, stored, shipped and invoiced in compliance with all applicable federal, state and local laws and regulations including, but not limited to, the following laws (as amended), and all regulations promulgated thereunder: the U. S. Consumer Product Safety Act ("CPSA"); the regulations of the U.S. Consumer Product Safety Commission; the U.S. Fair Labor Standards Act of 1938; Executive Order 11246; 41 C.F.R. 60-250 and 41 C.F.R. 60-741; the U. S. Food, Drug and Cosmetic Act; the U. S. Fair Packaging and Labeling Act; the Federal Hazardous Substance Labeling Act; Department of Transportation, Federal Trade Commission and Consumer Product Safety Commission rules and regulations; the U. S. Clean Air Act Amendments of 1990; 40 C.F.R., Part 82 (Protection of Stratospheric Ozone); the California Safe Drinking Water Act of 1986 (Proposition 65); Digital Millennium Copyright Act; Audio Home Recording Act of 1992; labeling laws; pricing laws; advertising laws; flammability laws; hazardous materials laws; health and safety laws; and any other laws specified in writing by the parties.

6.5 Material Safety Data Sheets and Related Documentation. Vendor shall, upon written request by RadioShack, furnish RadioShack with any applicable Material Safety Data Sheets ("MSDS"), Product Safety Data Sheets ("PSDS"), test reports, schematic diagrams and other supporting documentation for all Products ("Safety Documentation"); provided, however, that prior to the first shipment of such Products, Vendor shall furnish RadioShack with any applicable MSDS for all chemical Products or Products that contain chemicals or a Product Safety Data Sheet for all batteries sold separately or that are otherwise included or installed in a product. Such Safety Documentation shall comply with requirements of federal and state "Right to Know" laws and occupational safety and health laws.

6.6 Antitrust. Vendor represents and warrants that the prices for the Products are lawful under Section 2 of the Clayton Antitrust Act, as amended by the Robinson-Patman Act, and further specifically, expressly and unconditionally represents and warrants to RadioShack that any and all payments or allowances to be made to RadioShack by Vendor for services and/or facilities furnished by RadioShack in respect of or relating to such goods and any and all services or facilities to be furnished by Vendor to RadioShack in respect of or relating to such goods (whether to be made or furnished pursuant to this Agreement or otherwise) are made available by Vendor in compliance with applicable laws and on proportionally equal terms to all other customers of Vendor competing with RadioShack in the distribution of the same goods.

6.7 Product Returns by Customers. With respect to Products returned by Customers to RadioShack, RadioShack shall refund or credit any applicable amounts to the Customer, as determined by RadioShack. RadioShack shall have the right to return, freight collect, any such Customer-returned Products to Vendor (i) during the lifetime of the Product if the Product was returned by Customer due to a breach of any of the warranties in this Article 6 or (ii) for a period of thirty (30) days following the Customer's receipt of the Product if the Product was returned by Customer for any other reason and the returned Product is not, in RadioShack's sole determination, suitable for restocking. Products returned by RadioShack to Vendor shall generate corresponding credits for RadioShack, which credit (along with the credit described in

the following sentence) shall be posted to RadioShack's account promptly (but in no event more than thirty (30) days after the date that RadioShack shipped such Products to Vendor). In addition to such credits for returned Products, RadioShack shall receive a credit in the amount set forth in Exhibit E for returned Products to reimburse RadioShack for its costs in consolidating and administering the return of Products to Vendor. Vendor shall promptly issue a return authorization number (or such other authorization permitting such return), but no later than fifteen (15) days after the date of RadioShack's notice of such return. All Vendor disputes concerning returns must be submitted by Vendor in writing to RadioShack Vendor Relations Clerk (or such other address provided by RadioShack to Vendor from time to time) within fifteen (15) days after the date of RadioShack's notice of such return. Vendor waives any right that it may have to dispute any such return if Vendor fails to give such written notice to RadioShack within the prescribed time period. In the event that Vendor receives Product shipments from RadioShack that do not match the shipping manifest, including but not limited to accuracies of quantity and cost on the shipping manifest, Vendor shall promptly notify RadioShack of any such discrepancies within five (5) days of receipt the Product by utilizing the Vendor Discrepancy Form supplied with the shipment. Vendor waives any right that it may have to dispute any such shipping discrepancy if Vendor fails to give such written notice to RadioShack within the prescribed time period.

6.7.1 Reconciliation of Accounts. RadioShack may use a return credit to offset Vendor's invoices on future orders to the Vendor. Utilizing the return credit as an offset for future stock order is at the sole discretion of RadioShack. If at any time RadioShack determines not to use a credit to offset invoices on future orders, then RadioShack shall bill Vendor at net thirty (30) days terms for the full amount owed.

6.7.2 Alternative to Product Returns by Customers. With respect to Products held by RadioShack to be returned to Vendor as described in Section 6.7, Vendor may provide written notice to RadioShack that provides, in lieu of returning such Products to Vendor, (i) that RadioShack dispose of such Products in a manner to be determined by RadioShack in its sole discretion, (ii) that Vendor and RadioShack enter into an agreement pursuant to which RadioShack will provide, at Vendor's sole cost and expense, a repair service with respect to such Products, or (iii) another method to address the return or disposition of such Products. RadioShack shall review the terms of such notice, but the terms of such notice shall be binding on RadioShack solely to the extent that an authorized representative of RadioShack executes another agreement with respect to such terms.

6.7.3 Failure or Refusal to Accept Returned Products. If Vendor fails or refuses to accept or authorize the receipt of any Products returned hereunder, RadioShack shall be entitled to hold such Products at Vendor's risk and expense, and Vendor shall be liable for all damages, charges, costs, expenses and consequential damages resulting from or arising out of such failure or refusal. RadioShack shall be entitled to offset such credit against any other amounts otherwise owed to Vendor.

6.8 Indemnification. Vendor shall indemnify and hold harmless, and at RadioShack's request defend, RadioShack and its Affiliates, successors and assigns (and its and their respective officers, directors, employees, Customers and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys' fees and court costs) that may arise out of, relate to or be connected in any way with any of the following: (i) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by Vendor, including, without limitation, any

breach or alleged breach of any representation or warranty of Vendor set forth in this Article 6; (ii) any Product, including, but not limited to, any Product recall (whether or not initiated by Vendor) or Vendor's failure to promptly perform its obligations in connection with a rebate offer; (iii) any failure by Vendor to comply with any applicable law or regulation, including any breach of a warranty by Vendor under any applicable law; (iv) a claim that any Product (including the offer for sale, sale, importation, use, maintenance or distribution of such Product) infringes (directly or indirectly) the intellectual property rights of any third party; (v) any negligence, gross negligence, willful misconduct or dishonesty of Vendor, its agents, employees or contractors; (vi) the presence or activities of Vendor's agents, employees or contractors on or near RadioShack's premises for any purpose; (vii) RadioShack's advertisements based upon Vendor's specifications for goods purchased hereunder; (viii) any inaccuracies in, or omissions from, the Product Information; and (ix) RadioShack's offer for sale, or sale of, any Product, including, without limitation, liability based on death or injury to any person (including RadioShack's employees) or damage to property resulting or arising or alleged to result or arise from or out of the sale by RadioShack or use of such Product.

6.9 Indemnification Notice; Cooperation; Settlement. RadioShack shall promptly notify Vendor of any claim or liability for which indemnification is sought ("Claim"); provided, however, that the failure to give such notice shall not relieve Vendor of Vendor's obligations hereunder except to the extent that Vendor was actually and materially prejudiced by such failure. RadioShack may, at its option and expense, participate and appear on an equal footing with Vendor in the defense of any Claim that is conducted by Vendor as set forth herein. Vendor may not settle any Claim without the prior written approval of RadioShack, which approval shall not be unreasonably withheld or delayed. From the date of written notice from RadioShack to Vendor of any such Claim, RadioShack shall have the right to withhold from any payments due Vendor under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Vendor's obligations under Article 6.

6.10 Insurance.

6.10.1 Vendor, at the time of execution of this Agreement and upon request by RadioShack from time to time, shall furnish RadioShack with a Certificate of Insurance evidencing that Vendor obtained and has in full force and effect comprehensive general public liability insurance coverage on a form acceptable to RadioShack with broad form General Liability (including Blanket Contractual), affording a limit no less than (i) \$3,000,000 personal injury or death per person and in the aggregate; (ii) \$3,000,000 for property damage per occurrence and in the aggregate; and (iii) \$3,000,000 product liability per occurrence and in the aggregate. Such insurance shall insure against any claims arising from performance of any Purchase Order, and shall be an independent obligation in no way limited by the indemnity provisions set forth herein. Vendor shall maintain such insurance coverage throughout the term of this Agreement. The Certificate of Insurance shall name "RadioShack Corporation, its subsidiaries or divisions, and its affiliates" as an additional insured and loss payee. The insurance shall be endorsed to provide that RadioShack shall be notified at least sixty (60) days in advance of any material change or cancellation of insurance.

6.10.2 In addition, Vendor shall (i) (if making shipments to RadioShack's store(s) or distribution centers) maintain or, if using a third-party carrier, ensure that such carrier maintains, motor vehicle liability insurance, including non-owned and hired, with limits of not less than those required, above, for commercial general public liability coverage and (ii) maintain a policy of statutory workers' compensation insurance on its agents, employees

and contractors who enter upon RadioShack's premises in accordance with the laws of the states in which such premises are located. Vendor, at the time of execution of this Agreement and upon request by RadioShack from time to time, shall furnish (or shall cause its third-party carrier, if applicable, to furnish) RadioShack with a Certificate of Insurance evidencing such insurance requirements.

6.11 Repair Parts. Vendor shall support all Products shipped under any Purchase Order with an invoiced cost of at least $25.00 by supplying repair parts for a minimum period of five (5) years after the last shipment of Products under each Purchase Order at a customary and reasonable price or on such other terms and for such other periods as the parties may agree.

6.12 Claims. Vendor shall notify RadioShack in writing within ten (10) days after Vendor learns of any claims or proceedings involving the Products.

6.13 Product Documentation. Vendor shall furnish RadioShack, without charge, instruction manuals, documentation (including warranty terms and conditions), booklets, information, and technical bulletins concerning the Products, in written and electronic formats. RadioShack shall be permitted to reproduce and disseminate this information to Customers and other third parties, provided that Vendor's copyright notice appears on such information.

7. TERM AND TERMINATION.

7.1 Term. Unless earlier terminated in accordance with this Article 7, this Agreement shall be effective on the Effective Date and remain in force for one calendar year and thereafter shall automatically renew for additional one-year terms. This Agreement shall cover all Purchase Orders issued during the term of this Agreement.

7.2 Termination. This Agreement may be terminated as follows:

(a) by either party, at any time after the first six (6) months of this Agreement, provided that the terminating party provides at least ninety (90) days prior written notice of such termination to the other party;

(b) by either party, upon written notice to the other party, if the other party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach;

(c) by either party, immediately upon written notice by one party to the other, if the other party becomes insolvent, becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, has a receiver appointed for it or any of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors;

(d) by RadioShack, immediately upon written notice to Vendor, if Vendor (i) violates any provision of Section 9.12, or (ii) assigns or transfers this Agreement, whether by contract or by operation of law, to any party not an Affiliate of Vendor; or

(e) by either party with 30 days written notice upon a "change of control" of the other party. For purposes of this Section, "change of control" shall mean (i) the

consummation of a reorganization, merger or consolidation or other disposition of substantially all of the assets of either party; or (ii) the acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either: (x) the then outstanding shares of common stock of either party; or (y) the combined voting power of the then outstanding voting securities of either party entitled to vote generally in the election of directors; or (z) the income and profits interest of the general partners or limited partners where the entity is a limited partnership.

7.3 Effects of Termination.

(a) Upon termination, cancellation or expiration of this Agreement for any reason, each party shall promptly (i) pay the other party any unpaid, undisputed amounts due as of the termination or expiration date; and (ii) return or destroy all copies of the Confidential Information of the other party, if any, and, at the request of the other party, have an officer certify in writing that the party has complied with this obligation. Termination of this Agreement shall not affect the obligation of confidentiality specified in Article 8 of this Agreement, which obligation shall survive, with respect to each disclosure of Confidential Information, for one (1) year following such disclosure of Confidential Information (notwithstanding any such termination, cancellation or expiration of this Agreement), and Sections 6.8, 6.9 and 6.11 shall survive any termination, cancellation or expiration of this Agreement.

(b) Upon the expiration or earlier termination or cancellation of this Agreement by RadioShack pursuant to Section 7.2(b) or by Vendor for any reason other than pursuant to Section 7.2(b), RadioShack may, in its sole discretion, return, within ninety (90) days from the termination, cancellation or expiration date, any or all Products then in RadioShack's inventory. Vendor shall accept the return of such Products and promptly refund all amounts paid by RadioShack for such Products without restocking or other charges deducted by Vendor, and Vendor shall be responsible for shipping charges, insurance and other related expenses associated with the return of such Products.

(c) Upon the expiration or earlier termination or cancellation of this Agreement, unless specifically agreed to in writing by an authorized representative of RadioShack, RadioShack shall have no obligation to purchase (i) any Products remaining in Vendor's inventory that RadioShack has not specifically ordered pursuant to a Purchase Order or (ii) any packaging or raw materials for Products remaining in Vendor's inventory.

7.4 No Liability for Termination. A party shall not be liable for penalties or damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination shall not affect any other right or remedy at law or in equity of either party.

8. CONFIDENTIALITY.

8.1 Treatment of Confidential Information. Each party agrees to identify in writing as confidential or proprietary, or mark as confidential or proprietary, any information that either party deems to be Confidential Information. Notwithstanding the foregoing, the parties acknowledge and agree that all information provided by either party pursuant to the CPFR process shall be deemed to be "Confidential Information." Each party agrees that information that is disclosed orally shall not be considered Confidential Information unless it is reduced to

writing or to a written summary that identifies the orally-disclosed topics to be considered as Confidential Information and such writing is provided to the recipient at the time of disclosure or within thirty (30) days thereafter. Each party agrees to treat such Confidential Information as strictly confidential and shall take reasonable precautions to safeguard such information, shall not use it for any unauthorized purposes, and shall not disclose it to any third party without the prior written consent of the party from whom it was obtained; provided, however, that the party receiving the Confidential Information may disclose such information to its responsible officers, employees, agents and representatives who require such information for the purposes contemplated by this Agreement, provided that such persons shall be subject to the obligations of confidentiality provided in this Article 8.

8.2 Exceptions to Confidentiality Obligations. Notwithstanding Section 8.1, Confidential Information shall not include information that (i) the recipient can demonstrate by written evidence was lawfully in its possession prior to its first receipt of such information from the deliverer thereof; (ii) is independently developed by the recipient without use of any Confidential Information of the other party; (iii) is or becomes available in the public domain at the time of disclosure or thereafter other than as a result of disclosure by the recipient; or (iv) is received from a third party with a legal or contractual right to disclose such information. In the event that either party is required to disclose Confidential Information to the extent necessary to comply with the requirements of law, legal process (including deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or valid order of a court of competent jurisdiction, the compliant party shall use reasonable efforts to notify the other party prior to making any such disclosure in order to permit such other party to seek confidential treatment of such information.

9. GENERAL.

9.1 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. A party shall not assign, delegate, or transfer the Agreement or any of its rights or duties hereunder (including, but not limited to, the sale or transfer of any amounts owed by RadioShack to Vendor), to any third party without the prior written consent of the other party. Any attempted assignment or delegation in violation of this section shall be void and at no time shall have any legal validity.

9.2 Entire Agreement. This Agreement, the Guide, the Regulatory Compliance Policy, the RPQ and the exhibits attached hereto (i) constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter and (ii) supersede any conflicting portions of Vendor's quotation and acknowledgement forms and RadioShack's Purchase Order forms. Every right and remedy of RadioShack provided herein shall be cumulative and concurrent and shall be in addition to every other right or remedy now or hereafter existing in law or in equity or otherwise. The provisions of this Agreement shall not be contradicted, explained or supplemented by any usage of the trade, course of dealing or course of performance between Vendor and RadioShack. Except for any preexisting confidentiality agreements between the parties, which shall continue to govern if more restrictive than the terms of this Agreement, there are no understandings or representations, express or implied, not expressly set forth in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no person who is not a party to this Agreement may rely on the terms hereof.

9.3 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas applicable to contracts to be performed within the State of Texas without reference to its conflicts of law principles, and all claims or disputes in any manner arising out of this Agreement shall be governed by the laws of the State of Texas. As part of the consideration for value received pursuant to this Agreement, and regardless of the location of any present or future domicile or principal place of business of either party, each party hereby irrevocably consents in advance to the personal jurisdiction of the District Court of Tarrant County, Texas, and the United States District Court for the Northern District of Texas, Fort Worth Division, to hear and determine any claims or disputes brought against such party by the other party and pertaining to this Agreement or to any matter relating to or arising out of this Agreement. Each party further agrees that all claims or disputes brought by a party to this Agreement against another party to Agreement pertaining to this Agreement or in any manner relating to or arising out of this Agreement shall be brought in either the District Court of Tarrant County, Texas, or the United District Court for the Northern District of Texas, Fort Worth Division, and that no other forum may be utilized for such claims or disputes. THE PARTIES HEREBY EXPRESSLY WAIVE ANY TREATY OR CONVENTION REQUIREMENTS COVERING SERVICE OF PROCESS THAT MIGHT OTHERWISE BE APPLICABLE.

9.4 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

9.5 Waiver. No course of dealing or course of performance between the parties nor any delay or omission of a party to exercise any right or remedy granted under this Agreement shall operate as a waiver by such party of any of its rights. No waiver of any rights will be effective unless assented to in writing by the party to be charged. In the event a party waives any term, condition or breach, such waiver shall not constitute a waiver of the same terms, conditions, or breaches in prior or subsequent transactions or different terms, conditions or breaches in the same, prior or subsequent transactions.

9.6 Modification. No trade custom or practice, course of dealing or course of performance between the parties shall operate as a modification or amendment of this Agreement. Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by the party to be charged.

9.7 Notices. Any required or permitted notices hereunder must be given in writing at the address of each party set forth in the first paragraph of this Agreement, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognized private express courier; or facsimile. Notices will be deemed given on the date received. All notices to RadioShack should be addressed to the attention of the Vice President and General Merchandising Manager, with a copy to the Senior Vice President – General Counsel and Corporate Secretary, 300 RadioShack Circle, Mail Stop CF4-101, Fort Worth, Texas 76102 (fax: 817.415.6593).

9.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any

reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

9.9 Public Announcements. Each party hereto shall have the right periodically to publicize the relationship set forth in this Agreement by issuing press releases or public announcements, provided that each such press release or public announcement is prepared and issued in accordance with applicable law, and has been submitted to and approved by the other party in writing prior to disclosure or release, which approval shall not be unreasonably withheld. Any such publicity, release or announcement by Vendor shall comply with RadioShack's policies regarding such announcements, as then in effect.

9.10 Litigation. In the event that the parties hereto become involved in litigation with one another with reference to all or any part of the subject matter of this Agreement, or with reference to any issue connected with or related thereto, the unsuccessful party in such litigation shall pay the legal fees, costs and expenses, including without limitation, all reasonable attorneys' fees, of the successful party.

9.11 Force Majeure. Neither party hereto shall be liable for either its failure to perform or any delay in performance hereunder, or for any loss, damage or delay due to occurrences of force majeure. The term "force majeure" as used in this Agreement shall mean Acts of God, strikes, lockouts, labor stoppage or other labor difficulties, explosions, sabotage, accidents, riots or civil unrest, acts of war, acts of terrorism, fire, flood or other casualty, governmental moratorium, legal requirement, delay or disruption caused by the other party, or any other cause or causes beyond such party's reasonable control. In the event that this Agreement or any of the rights and/or obligations of either party hereunder are affected or impaired because of any force majeure, the time period for performance of such obligations shall be extended by the time period of such delay due to such force majeure; provided, however, that in no event shall any force majeure operate to extend or otherwise affect the term of this Agreement.

9.12 Prohibited Transactions.

(a) Vendor represents and covenants that it shall not make, or authorize or permit to be made, in the performance of this Agreement, any payments, loans or gifts, or promises or offers of payments, loans or gifts, or any money or anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any government, or the agencies or instrumentalities of any such government, to any political party or official or candidate thereof, or to any other person if Vendor knows or has reason to suspect that any part of such payment, loan or gift will be, directly or indirectly, given or paid to any person or entity the making of which would violate either the laws or policies of the United States of America (including, but not limited to, the Foreign Corrupt Practices Act or such similar enactment), or of any other applicable country. Vendor hereby covenants that neither Vendor nor any officer, employee, shareholder, agent or representative of Vendor is an official or employee of the government within any applicable country or countries or any subdivision thereof. Vendor further agrees to notify RadioShack immediately in the event that this representation and covenant ceases to be accurate. Vendor agrees that RadioShack shall have the right to audit Vendor's books and records, at RadioShack's expense and at a time reasonably convenient to the parties, to ensure that no such payments, loans or gifts, or promises or offers of payments, loans or gifts, are being made.

(b) Vendor hereby represents, warrants and agrees that it shall be bound and abide by and strictly comply with any applicable provisions of the following laws of the United States: the Export Administration Act, Section 999 of the Internal Revenue Code, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Arms Export Control Act, the Foreign Corrupt Practices Act, and any amendments thereto as are from time to time in force in the United States, and any implementing regulations promulgated pursuant thereto.

(c) If Vendor breaches any of the covenants set forth in this Section 9.12: (i) RadioShack shall have a right of action against Vendor for the amount of any monetary payment or thing of value made or given by Vendor in breach of any of the above-mentioned covenants and for the amount of any fines or penalties levied against RadioShack; and (ii) RadioShack shall have the absolute right, exercisable at its sole discretion, to rescind or cancel this Agreement upon written notice to Vendor; provided, however, that the validity or effective date of any such rescission or cancellation shall not be dependent upon actual receipt by Vendor of said written notice.

9.13 Non-applicability of U.N. Convention. The parties agree that the U.N. Convention for the International Sale of Goods shall not apply to this Agreement, and that the provisions thereof are expressly excluded from this Agreement.

9.14 Waiver of Rights under the Texas Deceptive Trade Practices Act. After having an opportunity to consult with a lawyer of Vendor's own choosing, Vendor hereby affirms, represents and warrants that: (a) it is engaged in business; (b) it is entering this Agreement for the business purpose of purchasing and selling products to end-users; (c) it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of this commercial transaction; (d) it is not in a disparate bargaining position; and (e) it hereby voluntarily waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, a law that gives certain rights and protections to consumers.

9.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

9.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.17 Section Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

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ORIGINAL

RadioShack CORPORATION

IN WITNESS WHEREOF, the duly authorized representatives of RadioShack and Vendor have executed this Agreement as of the Effective Date.

RADIOSHACK CORPORATION

By: ___________________________
Name: Douglas Lane
Title: Vice-President of Merchandising

QMOTIONS, INC.

By: ___________________________
Name: Amro Albanna
Title: CEO

ORIGINAL

RadioShack CORPORATION

EXHIBIT A

CPFR Levels

Collaboration, Planning, Forecasting, Replenishment (CPFR) Level:

Level One: Sales Forecast, Order Forecast, Vendor Shipment Schedule

Level Two: Order Forecast, Vendor Shipment Schedule

Level Three: Order Forecast

Forecasts to be shared: weekly monthly quarterly

ORIGINAL

RadioShack CORPORATION

EXHIBIT B

[RESERVED.]

ORIGINAL

RadioShack.
CORPORATION

EXHIBIT C

Xign Business Settlement Network ("XBSN")

This Exhibit contains a description of the guidelines and procedures RadioShack and the Vendor will use for implementation of the XBSN provision of the Agreement and a list of the transaction sets which will be used by RadioShack and the Vendor to conduct electronic commerce. These guidelines, procedures and transaction sets may be revised from time to time.

XIGN IMPLEMENTATION STEPS

The Agreement in Section 3.6 sets forth the duties of Vendor with respect to Xign. The guide below contains detailed descriptions of every transaction set presently used by RadioShack to conduct electronic commerce and the role each transaction set plays in RadioShack's business process. This guide should be thoroughly reviewed by the Vendor.

Vendor shall exchange information such as network used and network qualifiers and identification numbers.

EDI relationships are established by RadioShack and Vendor on Xign's XBSN Network

Test documents are transmitted and reviewed for compliance and integrating into RadioShack's and Vendor's systems.

Once test documents are in compliance, transaction sets are moved into production.

Each party will be liable for the acts or omissions of its service provider ("Provider") while transmitting, receiving, storing or handling transaction sets, or performing related activities, for such party; provided, that if both parties use the same Provider to effect the transmission and receipt of a transaction set, the originating party shall be liable for the acts or omissions of such Provider as to such transaction set.

Each party will adopt as its signature an electronic identification consisting of symbol(s) or code(s) that are to be affixed to or contained in each transaction set transmitted by the party ("Signature"). Each party agrees that any Signature of that party affixed to or contained in any transmitted transaction set will be sufficient to verify that party originated that transaction set. No party will disclose to any unauthorized person the Signature of the other party.

No transaction set will be deemed to have been properly received, and no transaction set will give rise to any obligation, until accessible to the receiving party at such party's Receipt Computer designated on this exhibit. Upon proper receipt of any transaction set, the receiving party will promptly and properly transmit a functional acknowledgement in return, unless otherwise specified in this exhibit. A functional acknowledgement will constitute conclusive evidence a transaction set has been properly received. If acceptance of a transaction set is required by this exhibit, any such transaction set that has been properly received shall not give rise to any obligation unless and until the party initially transmitting such transaction set has properly received in return an Acceptance Document (as specified in this exhibit). If any transmitted transaction set is received in an unintelligible or garbled form, the receiving party will promptly notify the originating party (if identifiable from the received transaction set) in a

reasonable manner. In the absence of such a notice, the originating party's records of the contents of such transaction set will control.

STANDARDS

ANSI ASC X12 (American National Standards Institute, Accredited Standards Committee X12)

Selected standards include, as applicable, all data dictionaries, segment dictionaries and transmission controls referenced in those standards but include only the Transaction Sets listed in the DOCUMENTS section of this Appendix below.

DOCUMENTS

Transaction Set No.	Document Name or Description	Version Release	Verification Required (Yes or No)	Acceptance Required (Yes or No)
997	Functional Acknowledgement	Version agreed to by Vendor and RADIOSHACK.	No	No
830	Planning Schedule (Used only for CPFR agreed data)	Version agreed to by Vendor and RADIOSHACK.	Yes	No
850	Purchase Order	Version agreed to by Vendor and RADIOSHACK.	Yes	Yes (Tran #855)
855	PO Acknowledgment (Can be used by Vendor as inbound VMI Purchase order)	Version agreed to by Vendor and RADIOSHACK.	Yes	No (Note: no acknowledgement [Trans 855] will be sent by RS to a VMI order)
856	Shipment Manifest ASN	Version agreed to by Vendor and RADIOSHACK	Yes	No
860	Purchase Order Change	Version agreed to by Vendor and RADIOSHACK.	Yes	Yes (Tran #865)
810	Invoice	Version agreed to by Vendor and RADIOSHACK.	Yes	No

GUIDELINES

There are no applicable published industry guidelines other than the standards set forth under STANDARDS above.

SERVICE PROVIDERS

Party	Name	Address	Telephone Number
RadioShack	Xign (XBSN)	7077 Koll Center Parkway Pleasanton, CA 94566	(925) 251-4545

ORIGINAL

RadioShack CORPORATION

EXHIBIT D

[RESERVED.]

ORIGINAL RadioShack CORPORATION

EXHIBIT E

Non-Performance Discounts and Credits

Section	Event Description and Non-Performance Criteria	Discount/Credit Percentage of Cost of Products
Section 5.3.2	Return by RadioShack of Products shipped and invoiced that are not listed on a Purchase Order	3% Minimum charge of $200.00, but discount not to exceed $2,500.00 per returned Product per Purchase Order
Section 5.5	Vendor's failure to meet performance criteria in the following areas:	
(Sections 3.5, 4.1 and 5.3.3)	• on-time delivery of Products ordered, *i.e.*, within the Shipping Window (other than with respect to an event of force majeure)	5% (late delivery outside of Shipping Window) 5% (early delivery outside of Shipping Window) Minimum charge of $1,000.00
(Sections 5.3.1 and 5.3.3)	• in-full delivery of the Products ordered (*e.g.*, no short shipments or over shipments)	3% Minimum charge of $1,000.00
(Section 5.3.3)	• Product Quality or Specifications	3% Minimum charge of $500.00
(Section 5.3.3 and Section 5.3.4)	• packaging and shipping requirements (including failure to affix to the outside of each Product's package or container a Computer Technology Industry Association-approved UPC or bar code)	3% Minimum charge of $200.00, but discount not to exceed $2,500.00 for each failure to meet a requirement in a shipment
(Section 5.3.3)	• freight delivery requirements	3% Minimum charge of $500.00, but discount not to exceed $2,500.00 for each failure to meet a requirement in a shipment
Section 5.3.6	Vendor's failure to timely notify of Product discontinuation	5% Minimum charge of $5,000.00
Section 6.7	Reimbursement for RadioShack's costs in consolidating and administering returns of Products.	3% A 3% charge will be added to the return if Vendor does not authorize return within 15 days, plus an additional 3% for each additional 30-day period until return is authorized.

ORIGINAL

RadioShack CORPORATION

EXHIBIT F

Prohibited Markings

The following names, and variations of them, cannot be used:

Cinevision

Fusion

High Definition

Life Wise

"peace of mind"